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                             [LOGO OF PURCHASEPRO]

August 31, 1999

Mr. Dick Moskal
2201 N. Buffalo Drive, #2083
Las Vegas, NV 89128


Dear Dick:

     This letter agreement (the "Agreement") sets forth the terms and conditions of your employment with PurchasePro.com,Inc. (the "Company").

     In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

     1.   Employment. Commencing as of August 31, 1999 (the "Effective Date"),
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you will serve as the President of Hospitality Purchasing Systems, a wholly owned subsidiary of PurchasePro.com. You will be given such duties, responsibilities and authority as are appropriate to such position. Throughout the term of your employment, you will devote such business time and energies to the business and affairs of the Company as needed to carry out your duties and responsibilities, subject to the overall supervision of the company's Chief Executive Officer and/or President of the Company.

     2.   Term. The term of this Agreement will commence on the Effective Date
          ----
and shall continue for two (2) years thereafter. During the term of this Agreement, your employment with the Company will be "at-will." Either you or the Company can terminate your employment at any time and for any reason, with or without cause and with or without notice, in each case subject to the terms and provisions of paragraph 7 below.

     3.   Sa1ary. For your services to the Company, you will be paid a base
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salary, payable in accordance with the Company's usual payroll practices during your employment, at an annualized rate of $160,000 per year.

     4.   Bonus. You will receive a signing bonus of $25,000.
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     5.   Employee Benefit Programs. During your employment, you will be
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entitled to participate in all Company employee benefit plans and compensation and perquisite programs made available to the Company's executives or salaried employees generally. You will be entitled to four weeks of vacation per year, provided that you will not accrue unused vacation of more than eight weeks. The corporation shall provide you with an expense allowance of $450 per month. HPS will cover your living expenses, not to exceed $1,000 per month, until your family moves out to Las Vegas. HPS will pay for the expense of moving your car to Las Vegas, and will cover your moving expenses for your family upon prior from the Company President.
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Mr. Dick Moskal
Page 2
August 31, 1999

     6.  Stock Options. The Corporation will provide you with the following
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options (collectively, "Stock Options") to acquire shares of the Corporation's
Class A Common Stock ("Shares"):

On the Effective Date, Stock Options to purchase 75,000 Shares at $10.80 (90% of the midrange of the currently estimated IPO price at $11-$13 (subject to SEC rules and restrictions imposed upon the officers and major shareholders of the Corporation). The Stock Options will be exercisable at any time during the ten
(10) year period commencing on vesting of such Stock Options, as follows: (i) Stock Options on 50,000 Shares shall vest six months after the effective date,
(ii), Stock Options on 12,500 Shares shall vest one year after the effective date, and (iii) Stock Options on 12,500 Shares shall vest two (2) years after the Effective Date. No vesting shall occur under this Section on or after the termination of your employment except in the event that your employment is terminated without cause as referenced in Section 7(b) below or should you die or be permanently disabled per section7(d).

     7.  Consequences of Termination of Employment.
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     (a) For Cause. If the Company terminates your employment for Cause you will
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be entitled to any unpaid salary, bonus and vacation due you pursuant to paragraphs 3, 4 and 6 above through the date of termination, and you will be entitled to no other compensation from the Company. "Cause" will exist in the event you: (i) willfully breach this Agreement, which breach is not cured within 10 days following written notice from the Company, (ii) engage in conduct constituting willful dishonesty toward, fraud upon, or deliberate or attempted injury to the Company; or (iii) are negligent in the performance of your duties, which negligence is not cured within 10 days following written notice from the Company.

     (b) Other than for Cause. If the Company terminates your employment for
         --------------------
reasons other than Cause, you will be entitled to any unpaid salary, bonus and vacation due you pursuant to paragraphs 3, 4 and 6 above through the date of termination plus twelve (12) months of your base salary in effect at the date of your termination of employment. You will not be entitled to any other compensation from the Company.

     (c) Voluntary Termination. If you terminate your employment with the
         ---------------------
Company of your own volition, such termination will have the same consequences as a termination for Cause under subparagraph (a) above.

     (d) Death or Disability. If your employment with the Company terminates as
         -------------------
a result of your death or total and permanent disability, such termination will have the same consequences as a termination by the Company other than for Cause under subparagraph (b) above.

     (e) Release of Claims. As a condition to the receipt of the payments
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described in this paragraph 7, you shall be required to execute a release of all claims arising out of your employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for indemnification from the Company under any
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Mr. Dick Moskal
Page 3
August 31, 1999

indemnification agreement with the Company, its certificate of incorporation and by-laws or applicable law or claims for directors and officers' insurance coverage.

(f)  Conditions to Receipt of Payments and Benefits. In view of your position
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and access to proprietary information, as a condition to the receipt of payments described in this paragraph 7, you shall not, without the Company's written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent or stockholder (other than a less than 5% stockholder of a publicly traded company), within one year of your date of termination from the Company (i) engage in any activity which is in competition with the business, the products or services of the Company, (ii) solicit any of the Company's employees, consultants or customers, (iii) hire any of the Company's employees or consultants in an unlawful manner or actively encourage employees or consultants to leave the Company, or (iv) otherwise breach your proprietary information obligations. You agree to execute and comply with the form of proprietary information agreement adopted by the Company.

     8.   Assignability; Binding Nature. Commencing on the Effective Date, this
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Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company's obligations under this Agreement contractually or as a matter of law.

     9.   Governing Law. This Agreement will be deemed a contract made under,
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and for all purposes shall be construed in accordance with, the laws of Nevada
(without regard to its choice of law provisions).

     10.  Arbitration. The parties agree that any disputes arising out of or
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related to the Agreement shall be resolved by using the following procedures:

     (a) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance and the relief requested or proposed.

     (b) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties.

     (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration in Las Vegas, Nevada. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list of
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Mr. Dick Moskal
Page 4
August 31, 1999

arbitrators from the Judicial Arbitration and Mediation Service and select an arbitrator by striking names from that list. The arbitrator shall have the authority to determine whether the conduct complained of violates the rights of the complaining party and, if so, to grant any relief authorized by law. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement.

     (d) Arbitration shall be the exclusive final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not compiled with the preliminary steps provided for above, provided however, that this Section 10 shall not be construed to eliminate or reduce any right the Company or the Executive may otherwise have to seek and obtain from a court a temporary restraining order or a preliminary or permanent injunction to enforce the restrictions of subparagraph 5(f) of this Agreement. The parties agree that the arbitration award shall be enforceable in Clark County Superior Court so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law.

     11.  Withholding. Anything to the contrary notwithstanding, following the
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Effective Date all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. In lieu of withholding, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

     12.   Entire Agreement and Release of Existing Claims and Obligations.
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This Agreement also supersedes completely all understandings and agreements, whether oral or in writing between you and the Company's subsidiary Hospitality Purchasing Systems, also known as HPS. You specifically acknowledge that this agreement supersedes the September 30, 1998 letter agreement by which you became Chief Operating Officer of HPS. You acknowledge that neither the Company nor HPS owes any further obligations to you under the September 30, 1998 letter agreement. This acknowledgement includes your express recognition that (1) you do not now own any equity interest in HPS, and (2) you do not have any option or contingent interest in such equity. You also acknowledge that you have no options on Company stock other than the options set out in this Agreement. You hereby release any rights to and disclaim any other equity interests in the Company and any of its subsidiaries other than the options set out in this Agreement. With the exception of the obligations that the Company owes to you under this Agreement and the obligations that the law otherwise imposes on the Company for actions taken after the date of this Agreement, you also hereby release and forever discharge the Company, its subsidiaries and predecessors, and all of their employees, officers and directors and all of their respective affiliates, agents, attorneys and assigns from any and all claims, demands, damages, actions, causes of action or suits, options, agreements, contracts, covenants, promises, judgments and executions whatsoever, in law or equity, whether known or unknown, whether direct or indirect, and whether asserted affirmatively or by way of cross-claim, counterclaim, offset or any other procedural means, that you now have, have had or can, shall or may have against any of them. This release specifically includes any claims arising out of the Americans with Disabilities
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Mr. Dick Moskal
Page 5
August 31, 1999

Act. In giving this release, you understand that if any fact with respect to any matter covered by this release is found hereafter to be other than the facts you now believe to be true, you expressly assume the risk of such differences in fact and agree that this release shall nevertheless remain effective. You expressly waive and relinquish all rights, benefits and reservations conferred by the law of any state, or principal of common law that is similar to, comparable to or equivalent to section 1542 of the California Code of Civil Procedures, which provides: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.

     13.  Miscellaneous. No provision of this Agreement may be amended or waived
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unless such amendment or waiver is agreed to by you and the Chief Executive
Officer or President of the Company in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

    Please indicate your acceptance and understanding of the terms of this Agreement by signing and dating below.


                                             Sincerely,


                                             PURCHASEPRO.COM, INC.


                                             By /s/ [ILLEGIBLE]^^
                                               ---------------------

                                             Its Pres/CEO
                                                --------------------

ACKNOWLEDGED AND AGREED:

/s/ Richard T. Moskal
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(Dick Moskal)

Dated: 9/3, 1999